EXHIBIT 10.1

STRATUS MEDIA GROUP, INC.
3 East De La Guerra Street, 2nd Floor
Santa Barbara, California 93101

June 13, 2011

ProElite, Inc.
12121 Wilshire Boulevard, Suite 1112
Los Angeles, CA 90025
Attention: Charles F. Champion

Dear Chuck:

Reference is made to that certain Strategic Investment Agreement dated as of October 9, 2009, as amended (the “Investment Agreement”) relating to the investment by Stratus Media Group, Inc. (“SMG”) in ProElite, Inc. (“PEI”) in the form of Series A Convertible Preferred Stock (the “Preferred Shares”). Defined terms not defined herein shall have the meanings ascribed to them in the Investment Agreement.

Pursuant to Section 1.2 of the that certain amendment to the Investment Agreement, dated as of January 26, 2010 (which amended Article 5 of the Investment Agreement), Mr. Champion was vested with the sole authority (the “Section 1.2 Authority”) to take, at PEI’s expense, with the same authority and protection as if specifically instructed by the board of directors, all appropriate action on behalf of PEI to enforce PEI’s rights under the Investment Agreement, grant waivers thereunder, execute any amendment to the Investment Agreement on behalf of PEI and authorize any deliveries or other actions necessary for the Closing.

Mr. Champion is entering this letter agreement solely pursuant to the Section 1.2 Authority, on the express understanding that PEI has itself taken all appropriate corporate action needed to bindingly authorize this letter and to consummate the Closing contemplated hereby, and that Mr. Champion does not purport to ensure the legal sufficiency of any such action.  All parties agree that Mr. Champion does not have any fiduciary duty in carrying out his Section 1.2 Authority.

Subject to the foregoing, this will confirm our agreement as follows:

1.           The completion of the transactions contemplated by the Investment Agreement (the “Closing”) will be deemed to occur on June 14, 2011.

2.           All conditions to the Closing, including the payment by SMG of the Purchase Price, have been satisfied or waived, except as follows:

The Release Agreement in the form attached as Exhibit 1 hereto shall be executed by PEI and deemed delivery by deliver to Mr. Champion.

3.           Not later than the day of the Closing, PEI’s financial obligations to Manatt, Phelps & Phillips, LLP through the Closing (assuming it occurs this week), in the amount of $103,120.33, shall be fully paid.  This Section 2 is intended to benefit PEI and Manatt and either may enforce it independently.

4.           SMG will cause PEI to timely perform the arrangements (including by paying applicable premiums) regarding directors and officers insurance that were previously decided upon by the PEI Board and agreed to by Mr. Champion.

5.           Except to the extent of advances made by SMG on or before the Closing in excess of the Purchase Price, each party hereto releases the other party (and their respective affiliates, employees, agents, directors, consultants, attorneys, representatives and officers and, for the avoidance of any doubt, Mr. Champion, and those officers and directors who held such positions when the original Investment Agreement was signed) from any liability arising under the Investment Agreement or the transactions contemplated therein.  Such third parties are intended beneficiaries of, and have the right to enforce, this release.  The parties intend this release to cover known and unknown claims and therefore they also agree to the waivers set forth in Exhibit 2.

6.           PEI consents to the filing of an amendment to the Amended and Restated Certificate of Incorporation of PEI filed on November 12, 2009 pursuant to which paragraph 7 of the Designation, Voting Powers and Preferences of Series A Convertible Preferred Stock will be amended by changing “11,391,613.78” on the third line thereof to “12,531,606.94” and “59,955,862” on the third line from the bottom of such paragraph to “65,955,862.”

7.           PEI represents that as of the Closing the issued and outstanding shares of PEI common stock is 65,955,862.

8.           PEI acknowledges and agrees that SMG shall have the right (subject to compliance with applicable law, including obtaining any needed shareholder approval and making any required filings or information statements with the SEC) to cause an amendment to PEI’s Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock in such amount as SMG determines and that to the extent permitted under New Jersey law, SMG shall have the right to vote the Preferred Shares owned by it on an as-converted basis.

9.           SMG confirms it will comply with the post-closing covenants in Section 8.3 of the original Investment Agreement in accordance with their terms.  For convenience, such covenants are set forth in Exhibit 3 hereto.

Please indicate you agreement with the above by signing and returning a copy of this letter.

STRATUS MEDIA GROUP, INC.

By:
Paul H. Feller

Agreed:

PROELITE, INC.

By:  ______________________________
Charles F. Champion, Representative

EXHIBIT 1

FORM OF RELEASE

Release Agreement

This RELEASE AGREEMENT (the “Agreement”) is made and entered into as of  June 10, 2011 by Pro Elite, Inc., a New Jersey corporation (“Pro Elite”) in favor of the Released Parties (as defined below).

A.           In connection with the transaction contemplated by that certain Investment Agreement (the “Investment Agreement”), dated as of September 11, 2009, as amended to date, between Pro Elite and Stratus Media Group, Inc. (collectively, “Stratus Group”), Pro Elite will, among other things, make certain representations and warranties to Stratus Group, which representations and warranties are subject to the limitations set forth in the Investment Agreement.

B.           Stratus Group, by virtue of owning substantially all of Pro Elite’s stock after the closing of the transactions contemplated by the Investment Agreement (the “Closing”), will be the real party in interest in Pro Elite, and therefore, as a supplement to the aforementioned limitations on the representations and warranties in the Investment Agreement, Pro Elite wishes to confirm that Stratus Group, will not have (indirectly, through Pro Elite) claims against the persons or entities who were, as of the date of the Investment Agreement, Pro Elite’s officers, directors, employees, affiliates, attorneys, representatives (including Charles Champion) and advisors (“Released Parties”) for matters arising prior to the Closing (without affecting Stratus Media’s rights under the Investment Agreement).

C.           The releases being granted herein are being made in connection with, and as a part of, the transactions contemplated by the Investment Agreement, and of the respective positions of the parties immediately after the Closing, and are only effective upon the Closing.

D.           Capitalized terms terms used herein and not otherwise defined herein, shall have the meanings ascribed to such terms in the Investment Agreement.

NOW, THEREFORE, based upon the foregoing recitals, each of which are incorporated by reference and are mutually agreed to by the parties, and in consideration of the agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, effective only upon the consummation of the principal transactions contemplated by the Investment Agreement (the “Effective Date”):

1.           Except as set forth in paragraph 2 below, Pro Elite on its own behalf and on behalf of its affiliates, successors, assigns, trustees, administrators and representatives (“Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases, remises, relinquishes and forever discharges each of Released Parties of and from any and all claims, Unknown Claims (as defined below), damages, actions and causes of action, controversies, demands, rights, counterclaims, defenses, rights of set-off, attorneys’ fees and costs, reimbursements, indemnifications or contributions, and liabilities of every nature and description whatsoever, whether based in law or equity, on federal, state, local, statutory or common law, or any other law, rule or regulation, known or unknown, that were asserted by or that might have been asserted by a Releasing Party against any Released Party in any forum or proceeding from the beginning of time through the Effective Date, based in whole or in part upon any act or omission, transaction or other occurrence, or circumstances existing or taking place prior to the occurrence of the Effective Date.

2.           Notwithstanding the foregoing, nothing contained herein shall in any way release: (a) any matter that would be in violation of applicable law or fiduciary duties to release or (b) obligations, if any, under existing, in force contracts between Pro Elite and any of the Released Parties, in accordance with the terms and conditions thereof.  Nothing in this Agreement modifies Stratus’s rights under the Investment Agreement.

3.           Pro Elite understands, acknowledges and agrees that no Unknown Claims, or any facts, events, circumstances, evidence or transactions which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the releases set forth in this Agreement.

4.           For purposes of this Agreement, “Unknown Claims” means any and all claims that a Releasing Party does not know or suspect to exist in his, her or its favor at the time of this release, which if known by such Releasing Party would have affected his, her or its decision to give the releases provided for herein.  With respect to any and all such claims, each such Releasing Party agrees that upon the Effective Date, each Releasing Party shall be deemed to have, and shall have, knowingly and expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to California Civil Code Section 1542 which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.           Each Releasing Party and in each case, on behalf of itself and its heirs, executors, administrators, representatives, affiliates, successors and assigns and the respective officers, directors, members, managing members, partners, employees and agents of such Releasing Party, hereby absolutely, unconditionally and irrevocably, covenants and agrees never to sue (at law, in equity, in any regulatory proceeding or otherwise) any person for any claim that is released, remised or discharged under this Agreement.  If a Releasing Party does sue (at law, in equity, in any regulatory proceeding or otherwise) any person for any claim that is released, remised or discharged under this Agreement (the “Defendant”) and a court of competent jurisdiction dismisses the case or rules in favor of the Defendant, the Releasing Party and in each case, on behalf of itself and its heirs, executors, administrators, representatives, affiliates, successors and assigns and the respective officers, directors, members, managing members, partners, employees and agents of such Releasing Party that initiated the suit will indemnify and hold the Defendant harmless from any damages, losses, out of pocket fees, costs and liabilities (including, without limitation, legal fees and other out of pocket costs of enforcing this indemnity).

6.           Each Releasing Party releasing any claims hereunder understands, acknowledges and agrees that the releases set forth herein may be pled as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such Agreement.

7.           Each of the Releasing Parties represents, warrants, covenants and agrees that (i) it has all requisite personal, limited liability company, partnership or corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder, (ii) except in the case of any Releasing Party that is an individual, it is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) except in the case of any Releasing Party that is an individual, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company, partnership or corporate action on its part and (iv) in the case of each Releasing Party that is an individual, such Releasing Party is competent and has reached the age of majority and has received the written consent of such individual’s spouse, if any, to the execution and delivery of this Agreement and provided a copy thereof to the other Releasing Parties.

8.           The Agreement and the documents referenced herein represent the entire agreement between the Releasing Parties with respect to the matters addressed therein and supersede all prior negotiations, representations or agreements between the Releasing Parties, whether oral or written, on the subject hereof.  The releases provided for herein shall be binding on all heirs, executors, administrators, representatives, affiliates, successors and assigns and the respective officers, directors, members, managing members, partners, employees and agents of such Releasing Party.  This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by the Releasing Parties.

9.           It is understood by the Releasing Parties that this Agreement is not to be construed as an admission by any Released Party of any facts, assertions, liabilities, rights, duties or obligations owed by a Released Party to any other Releasing Party.  Neither the fact of this Agreement, nor any provision contained herein, nor any action taken hereunder, shall constitute an admission with respect to, or the existence of, any claims or facts alleged by any of the Releasing Parties.  Neither this Agreement nor any act performed or document executed pursuant to or in furtherance of the Agreement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any released claim, or of any wrongdoing or liability of any Released Party released hereunder; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any person released hereunder in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.  Any beneficiary of any release granted by this Agreement may file this Agreement in any action that may be brought against such beneficiary in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

10.           Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Released Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any of the Releasing Parties, nor shall any provision give any third persons any right of subrogation or action against any Releasing Party to this Agreement; provided, however, that the provision of Sections 1 through 5 of this Agreement shall inure to the benefit of, and be enforceable by all of the persons who are within the definition of a Released Party, as third-party beneficiary thereof.  This Agreement shall not require the signature of any Released Party to be effective and binding on the Releasing Parties.

11.           Each of the Releasing Parties acknowledges that, upon application of any Releasing Party, a court may require specific performance by any other Releasing Party of any obligation hereunder.

12.           Each Releasing Party represents and warrants to the others that it (a) understands fully the terms and conditions of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents to be executed pursuant hereto or in connection herewith with, such attorneys and other persons as such Releasing Party may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind. The Releasing Parties acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto or in connection herewith shall be construed more favorably in favor of one than the other based who drafted the same.

13.           If any provision of this Agreement, or part hereof, is held invalid, void or voidable against public policy or otherwise, the invalidity thereof shall not affect any other provisions, or parts hereof, which shall be given effect without the invalid provision or part except in the event of a material adverse consequence to a Releasing Party.

14.           This Agreement shall be binding on and inure to the benefit of all Releasing Parties and their respective affiliates, successors, assigns, heirs, executors, administrators and representatives.

15.           Each of the Releasing Parties warrants and represents that he, she or it has not assigned or transferred, and will not assign or transfer, to any person or entity any claims that are released pursuant to this Agreement.

16.           This Agreement may be executed in one or more counterparts and by different Releasing Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

17.           This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

18.           Each of the Releasing Parties expressly consents to the jurisdiction and venue of the state or federal courts of the Central District of California for all purposes in connection with this Agreement.

19.           This Agreement may be amended or modified only by a written instrument signed by or on behalf of all Releasing Parties or their respective successors-in-interest; provided, that no such amendment can reduce or limit the protections of any party who can claim third party beneficiary rights hereunder without the consent of such parties.

IN WITNESS WHEREOF, the undersigned has duly executed or caused this document to be duly executed on its behalf as of the date first written above.

PRO ELITE, INC.

By:
Paul Feller, CEO

EXHIBIT 2

UNKNOWN CLAIMS WAIVER

The parties hereto expressly waive and relinquish any and all rights and benefits conferred upon them by the provisions of section 1542 of the California Civil Code, which are as follows (and of any other applicable similar statute):

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties acknowledge that the foregoing waiver of the provisions of section 1542 of the California Civil Code (or any other applicable similar statute) is part of the consideration hereunder.

EXHIBIT 3

SECTION 8.3 POST-CLOSING COVENANTS

Section 8.3 Conduct of the Company. As long as SMGI is in control of the Company, SMGI shall:

(a)           use commercially reasonable efforts to provide to the Company’s shareholders (such as through filings with the SEC or the pink sheets or pursuant to press releases) reasonably prompt information relating to material developments of the Company.

(b)           not take any action which could result in personal liability to any Company shareholder.

(c)           cause the Company to reasonably cooperate and provide information as reasonably requested with respect to any claims against the former directors or officers of the Company.

(d)           not adversely change indemnity rights or limits on liability with respect to the former directors or officers of the Company or its subsidiaries.

(e)           not make or support claims against the former directors, officers, advisors, bankers and counsel of the Company.

(f)           not pay any dividends or make redemptions to SMGI or its Affiliates in the first six months after Closing.

(g)           Not seek to terminate the coverage, including as to amount, that provide insurance to the Company’s directors and officers as of immediately prior to the Closing.

[Note: References to “SMGI” above mean SMG.]